Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DATE:	May 2, 2008

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Reports First Quarter 2008 Operating Results

Mount Laurel, NJ, May 2, 2008 -- Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank, which serves Southern New Jersey, a region which has historically experienced significant growth and reflects a continuing positive demographic profile, is a locally focused community oriented full service commercial bank which operates through eleven retail branches that are located in Burlington and Camden Counties. Following a capital expansion program during 2005, Sterling Bank initiated an expansion program which has included the addition of two newly constructed retail locations, the formation of a bank holding company, and the acquisition, during the first quarter 2007, of Farnsworth Bancorp, providing significantly enhanced marketplace coverage for the organization.

Sterling Banks, Inc. today reported total assets of $394.1 million as of March 31, 2008, a decrease of $42.5 million, or 10%, from total assets of $436.6 million as of March 31, 2007. Loans outstanding totaled $311.7 million as of March 31, 2008, a decrease of $15.7 million, or 5%, from total loans of $327.4 million as of March 31, 2007. Deposits totaled $341.8 million as of March 31, 2008, a decrease of $47.2 million, or 12%, from total deposits of $389.0 million as of March 31, 2007. These results reflect efforts by the Board and management to reduce the general level of risk on the balance sheet and thereby the reliance on higher fixed rate time deposits and borrowings. It should be noted that Sterling Bank does not have any direct investment in sub-prime loans, nor does Sterling Bank have any direct investments in securities collateralized by sub-prime mortgages. Further, Sterling Bank has and will continue to consistently follow and apply traditional and time proven underwriting standards, as it seeks to satisfy the borrowing needs of the communities it serves.

The Company reported a net loss of $84,000 for the first quarter of 2008, compared to a net loss of $49,000 for the first quarter of 2007. On a basic and diluted per share basis, the net loss for the first quarter of 2008 and 2007 was $0.01 per share, respectively. We believe that the process of integrating the customer base and business of Farnsworth Bancorp has progressed in a very favorable fashion and the realization of benefits from the expected synergies is underway.

For the first quarter of 2008, the Company increased its net interest income after the provision for loan losses by $268,000, or 9%, and increased noninterest income by $135,000, or 80%, compared to the first quarter of 2007. However, primarily as a result of the merger with Farnsworth Bancorp in March 2007, and the opening of a new retail facility in Delran Township, NJ, in June 2007, noninterest expenses have increased $466,000, or 15%, and these expenses were not fully reflected in the results for the first quarter of 2007.

The general slow down in economic activity has brought higher levels of nonperforming loans in the financial industry, and the Federal Reserve has been responding by focusing on lowering interest rates. Sterling Bank has responded vigorously by reducing its cost of funds, and implementing stronger loan portfolio and borrower monitoring procedures. These procedures will permit the Company to react in a timely fashion to the increasing concerns regarding the economy.

During this operating period, and in response to a setting of economic and accelerated interest rate decline, Sterling Bank continues to aggressively manage nonperforming loans. Sterling Bank has historically experienced very low levels of delinquent loans, nonperforming loans, and loan charge-offs. The general slowdown in overall economic activity which intensified during the past nine months has been reflected in higher levels of nonperforming loans. However, the Company has been and will continue to monitor the loan portfolio with great care. The level of nonperforming loans has remained essentially stable since the beginning of the weakness in the economy last summer.

Loans on nonaccrual status totaled $5.5 million as of March 31, 2008, a decrease of $0.6 million, or 10%, from loans on nonaccrual status of $6.1 million on September 30, 2007. This improvement was attributable to the fact that during this period $2.5 million in nonaccrual loans were resolved in a manner consistent with management’s estimates and an additional $1.9 million in loans were assigned nonaccrual status during the first quarter 2008. The following table shows the level of nonaccruals at each quarter end:

9/30/07	12/31/07	3/31/08

$6.1 million	$4.5 million	$5.5 million

Each of these loans is considered either adequately collateralized and/or reserved, and is in various stages of collection. Vigorous credit underwriting procedures have been consistently adhered to and, in several cases, collateral in addition to project specific collateral is included under loan agreements. Disruption in normal end loan markets has affected the timing of project completion in some instances.

It is anticipated that the recent actions of the Federal Reserve to lower short term rates may enable Sterling Bank, reflecting its liability sensitive positioning, to start the process of a return to a normalized net interest margin status while the financial markets return to a normalized yield curve. Community banks, such as Sterling Bank, have been particularly affected by the inverted yield curve because of their significant reliance on net interest income. Progress in enhancing the net interest margin over the past four quarters is as follows:

2nd Q 2007	3rd Q 2007	4th Q 2007	1st Q 2008

3.30%	3.39%	3.44%	3.50%

Robert H. King, President and CEO of Sterling Banks, Inc., commented concerning the status and progress of Sterling Bank that: “During this period of significant challenge in the banking industry Sterling Bank has sought to aggressively manage loan portfolio risk, and enhance net interest income, while carefully reducing noninterest expense levels following our recent acquisition. We are encouraged by the progress realized to date, and believe that positive momentum is building as we evolve through 2008.”

Sterling Banks, Inc.
Consolidated Financial Highlights (unaudited)
As of, and for the three months ended, March 31, 2008 and 2007

	Three Months Ended
	03/31/2008	03/31/2007
INCOME STATEMENT
Interest income	$6,035,000	$5,641,000
Interest expense	2,915,000	2,733,000
Net interest income	3,120,000	2,908,000
Provision for loan losses	-	56,000
Net interest income after provision for loan losses	3,120,000	2,852,000
Noninterest income	304,000	169,000
Noninterest expenses	3,550,000	3,084,000
Loss before taxes	(126,000)	(63,000)
Income tax benefit	(42,000)	(14,000)
Net loss	$(84,000)	$(49,000)

PER SHARE DATA
Basic and Diluted losses per share	$(0.01)	$(0.01)
Dividends paid on common shares	$-	$0.03

Average shares outstanding - Basic and Diluted	5,843,362	5,169,710

BALANCE SHEET
Assets
Cash & due from banks	$9,867,000	$20,696,000
Federal funds sold	11,852,000	2,272,000
Total investment securities	30,203,000	55,370,000
Restricted stock	1,807,000	1,407,000
Total loans	311,728,000	327,425,000
Allowance for loan losses	(2,671,000)	(2,833,000)
Other assets	31,388,000	32,247,000
Total assets	$394,174,000	$436,584,000

Liabilities
Total deposits	$341,850,000	$389,046,000
Total borrowings	7,186,000	1,050,000
Other liabilities	1,765,000	2,964,000
Total liabilities	350,801,000	393,060,000

Shareholders' equity
Common stock	11,687,000	11,112,000
Additional paid-in capital	29,719,000	30,200,000
Retained earnings	1,865,000	2,738,000
Accumulated other comprehensive income (losses)	102,000	(526,000)
Total shareholders' equity	43,373,000	43,524,000
Total liabilities and shareholders’ equity	$394,174,000	$436,584,000

PERFORMANCE RATIOS
Book value per share	$7.42	$7.46
Tangible book value per share	$4.88	$4.86
Return on average assets	(0.08)%	(0.06)%
Return on average equity	(0.78)%	(0.73)%
Net interest margin	3.50%	3.64%

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $394 million as of March 31, 2008 and is headquartered in Mount Laurel Township, Burlington County. Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area. Sterling Bank's main office is located in Mount Laurel, New Jersey, and its ten other Community Banking Centers are located in Burlington and Camden Counties in New Jersey. The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation. Sterling Bank is a member of the Federal Reserve System. The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”. For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s control). Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to manage the risk in its loan and investment portfolios, the ability of the Company to reduce noninterest expenses and increase net interest income, its growth, and results of regulatory examinations, among other factors. Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K.